UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

June 29, 2006
Date of Report (Date of earliest event reported)

RAINING DATA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16449	94-3046892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

25A Technology Drive Irvine, California
(Address of principal executive offices)

(949) 442-4400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)           On June 29, 2006, the management of Raining Data Corporation (the “Company”), in consultation with its Board of Directors and Audit Committee, determined that previously issued financial statements for fiscal years 2003 through 2005 and the related interim periods should not be relied upon.

During the course of the annual audit for fiscal year 2006 ended March 31, 2006, the Company discovered the following:

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” on April 1, 2002. Prior to adoption of SFAS No. 142, the Company had recorded a deferred tax liability related to an assembled workforce intangible asset resulting from the acquisition of PickAx in December 2000. Upon adoption of SFAS No. 142, this deferred tax liability should have been reclassified to goodwill, but was not. Had the deferred tax liability been reclassified to goodwill, it would have created a need to increase the Company’s valuation allowance for deferred tax assets by approximately $450,000 during the first quarter of fiscal year 2003, with a corresponding charge to income tax expense. Therefore, the Company’s net loss reported for the first quarter of fiscal year 2003 was understated by approximately $450,000. Additionally, goodwill, total assets, and stockholders’ equity have been overstated and accumulated deficit has been understated in the Company’s consolidated balance sheet as of June 30, 2002 and thereafter.

The Company is in the process of determining the exact amount of the adjustment, and has concluded that it could not prepare the financial statements required to be included in the Form 10-KSB for the fiscal year ended March 31, 2006 within the time period prescribed for filing such form without unreasonable effort or expense. The Company has filed a Form 12b-25 and intends to file the Form 10-KSB for the fiscal year ended March 31, 2006 on or before the fifteenth calendar day following the prescribed due date.

The Company’s management and Audit Committee have discussed the conclusions disclosed in this Form 8-K with its independent registered public accounting firm, KPMG LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated June 30, 2006                                                                             RAINING DATA CORPORATION

By:      /s/ THOMAS LIM
          Thomas Lim
          Chief Financial Officer